EXHIBIT 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form F-3 (Registration No. 333-173205, 333-138044, 333-122937 and 333-119157) and Registration Statements on Form S-8 (Registration No. 333-122302, 333-142284, 333-164656, 333-184136 and 333-193783) of Attunity Ltd. of our reports dated April 14, 2015 with respect to the consolidated financial statements of Attunity Ltd. and its subsidiaries and the effectiveness of internal control over financial reporting of Attunity Ltd. and its subsidiaries for the year ended December 31, 2014 included in this Annual Report on Form 20-F for the year ended December 31, 2014.

/s/ KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
April 14, 2015	A Member of Ernst & Young Global